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                         Consent of Independent Auditors
                         -------------------------------


The Retirement Committee
Armstrong World Industries, Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-18996 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 26, 2002, relating to the statements of net assets available for benefits of the Retirement Savings and Stock Ownership Plan of Armstrong World Industries, Inc. as of September 30, 2001 and 2000 and the related statements of changes in net assets available for benefits for each of the years in the two-year period ended September 30, 2001, which report is included herein.


/s/ KPMG LLP

Philadelphia, Pennsylvania
March 26, 2002



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